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                                                                    EXHIBIT 99.1

NEWS BULLETIN
TOROTEL

TRADED: ASE:TTL

For Further Information:

AT THE COMPANY:         AT THE FINANCIAL RELATIONS BOARD:
Jim Serrone             Lynne Franklin (General info) Chief Financial Officer
816/761-6314            312/266-7800


FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 25, 1996

NEW TOROTEL MANAGEMENT DISCOVERS TESTING DISCREPANCIES; VOLUNTARILY REPORTS SAME TO DOD; BROCKSON DEAL UNDER REVIEW

KANSAS CITY, MO, November 25, Torotel, Inc. (AMEX:TTL) announced today that it has recently learned that its wholly-owned subsidiary, Torotel Products, Inc., in all likelihood failed to perform some required "thermal shock" testing as frequently as required, and has inaccurately certified that all required testing had been performed.

     New Torotel management, which discovered the discrepancies, has made immediate corrections and now believes Torotel Products is in full compliance with the testing requirements.

     Torotel has made voluntary disclosure to the United States Department of Defense ("DOD") under the DOD Voluntary Disclosure Program and expects to cooperate actively with any governmental investigation.

     Pursuant to Torotel Products' contracts with multiple private corporations to supply electronic components on Defense Department acquisitions, Torotel Products is obligated to perform various tests on the electronic components. Some of the contracts require that a "thermal shock" test be performed on 100% of certain electronic components. Torotel Products' shipping statements certify that all mandated tests were performed. These deficiencies have been identified and corrected. If Torotel Products has made false certifications it may be exposed to legal penalties and damages.

     As a result of these apparent testing failures and false certifications, parties to certain of Torotel Products' material contracts could have various rights and remedies against Torotel Products. In addition, the Department of Defense could have similar claims against Torotel Products. The successful assertion of some or all of these claims would have a material adverse effect on Torotel and its business and assets, as well as its revenues and income from continuing operations.
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     The investigation by Torotel management into the reporting discrepancies is continuing.

     Separately, Torotel announced that the potential sale of shares of its common stock by Torotel and its founder's family shareholders to Brockson Investment Company is under review. In the event these transactions were consummated as previously announced, Brockson would acquire more than 50 percent of the outstanding Torotel shares.

     Torotel, Inc. specializes in the design and manufacture of high-power switching power supplies and a broad range of precision magnetic components used in commercial and military electronics. Torotel's products are sold to original equipment manufacturers for use in telecommunications systems, digital control devices, and avionics equipment.

For further information on Torotel by FAX, dial 1-800-PRO-INFO, ext. 155.